Exhibit 5.1

March 20, 2012

Swift Energy Company

16825 Northchase Dr., Suite 400

Houston, Texas 77060

Ladies and Gentlemen:

We have acted as securities counsel to Swift Energy Company, a Texas corporation (“Swift”) and its subsidiary, Swift Energy Operating, LLC, a Texas limited liability company (the “Guarantor”), with respect to the preparation of the Registration Statement on Form S-4 (the “Registration Statement”), filed by Swift on the date hereof with the Securities and Exchange Commission (the “Commission”) in connection with (i) the issuance by the Company of $250,000,000 aggregate principal amount of its 7 7/8% Senior Notes due 2022 (the “New Notes”) being registered under the Securities Act of 1933, as amended (the “Act”) pursuant to the Registration Statement, in exchange for up to $250,000,000 aggregate principal amount of the Company’s outstanding 7 7/8% Senior Notes due 2022 (the “Original Notes”) and (ii) the Guarantor’s guarantee of the Original Notes and the New Notes.

The New Notes will be issued under an Indenture, dated as of May 19, 2009 (the “Base Indenture”), among the Company and Wells Fargo Bank, National Association, as trustee, as supplemented and amended by the Second Supplemental Indenture dated as of November 30, 2011, among the Company, the Guarantor, and Wells Fargo Bank, National Association, as trustee (the Base Indenture, as so supplemented and amended, being herein called the “Indenture”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

Swift Energy Company

March 20, 2012

In connection with this opinion, we have examined (i) the Registration Statement and the form of prospectus included therein, (ii) the Indenture, (iii) the form of the New Notes, (iv) resolutions of Swift’s board of directors authorizing the issuance of the New Notes and the filing of the Registration Statement, (v) resolutions of the board of managers of the Guarantor authorizing the Guarantee and the filing of the Registration Statement, (vi) the Restated Articles of Incorporation and the Amended and Restated Bylaws of Swift, and the Articles of Organization, as amended, and the Limited Liability Company Agreement of the Guarantor, (vii) certificates of authorities in the States of Alabama, Arkansas, California, Colorado, Louisiana, Mississippi, Oklahoma, Texas and Wyoming certifying the existence and/or good standing of the Company and/or the Guarantor (viii) such other records, documents, opinions, and instruments as in our judgment are necessary or appropriate to enable us to render this opinion. In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the New Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement. We have made such legal and factual determinations as we have deemed relevant. In addition, we have reviewed such questions of law as we have considered appropriate.

In all such examinations, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. In addition, we have assumed, and without independent investigation have relied upon, the factual accuracy of the representations, warranties and other information contained in the items we examined.

Based upon the foregoing, we are of the opinion that when the New Notes are duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, (i) the New Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and (ii) the Guarantee of the Guarantor will constitute the valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except in each case as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or at law).

We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Indenture or the New Notes that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence under, or any violation of, federal or state securities or blue sky laws.

Swift Energy Company

March 20, 2012

The opinions expressed herein are limited to the laws of the State of New York, the State of Texas, the applicable provisions of the Texas Constitution, the federal laws of the United States of America, and applicable reported judicial decisions, rules and regulations interpreting and implementing those laws, and we express no opinion the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, this firm does not admit that it is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

The opinion expressed herein is given as of the date hereof and we undertake no obligation to supplement this opinion if any applicable law changes after such date or if we become aware of any facts that might change the opinion expressed herein after such date or for any other reason.

Sincerely,

/s/ Baker & Hostetler LLP

Baker & Hostetler LLP